Exhibit 23.3

CONSENT OF JON PEDDIE RESEARCH

We consent to the reference to our firm under the caption “Experts” and to the use of our data from The Worldwide CAD Market Report 2010 in the Registration Statement (Form S-1) and related Prospectus of Proto Labs, Inc. for the registration of shares of its common stock.

Jon Peddie Research

/s/ Jon Peddie

President

Tiburon, California

October 31, 2012